UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 17, 2019

IDEANOMICS, INC.

(Exact name of registrant as specified in its charter)

Nevada	20-1778374
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

001-35561

(Commission File Number)

55 Broadway, 19th Floor, New York, NY 10006

(Address of principal executive offices) (Zip Code)

212-206-1216

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	IDEX	The Nasdaq Stock Market

Item 1.01	Entry Into a Definitive Material Agreement

a)	Effective on May 17, 2019, Ideanomics, Inc. (the “Company”) entered into a Sale Agreement (the “Red Rock Agreement”) with Redrock Capital Group Limited, a Cayman Island based private company in which Dr. Bruno Wu, Chairman of Ideanomics, is the major shareholder. Pursuant to the Red Rock Agreement Dr. Wu purchased 100% of the total registered capital and corresponding shareholder rights of Red Rock Global Capital Limited, a Deleware company, from the Company in exchange for $700,000. This transaction is a related party transaction and was approved by the Company’s audit committee.

b)	As previously disclosed by the Company, on September 4, 2018, the “Company closed the acquisition of 65.65% of Grapevine Logic, Inc., a Delaware corporation (“GLI”), pursuant to the Agreement and Plan of Merger (the “Agreement”) by and among the Company, GLI, GLI Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (the “Merger Sub”) and Mr. Grant Deken, as the representative of the holders of capital stock of GLI. Pursuant to the Agreement the Company acquired 65.65% of GLI for an aggregate cash payment of $2,400,000.

Fomalhaut Limited, a British Virgin Islands company and an affiliate of Bruno Wu, the CEO of the Company (“Fomalhaut”), was an equity holder of 34.35% in GLI (the “Fomalhaut Interest”) prior to the merger and remained so following the merger. Fomalhaut did not receive any part of the Purchase Price. Fomalhaut entered into a Stock Option Agreement, effective as of August 31, 2018 (the “Option Agreement”), with the Company pursuant to which the Company provided Fomalhaut with the option to sell the Fomalhaut Interest to the Company. The aggregate sale price for the Fomalhaut Interest is the fair market value of the Fomalhaut Interest as of the close of business on the date preceding the date upon which the right to sell the Fomalhaut Interest to the Company is exercised by Fomalhaut. Upon exercise of the option, the sale price for the Fomalhaut Interest was to be payable in a combination of 1/3 cash and 2/3 Company shares of common stock at the then market value.

Effective on May 17, 2019, (i) the Company and Fomalhaut agreed to amend the Option Agreement (the “Amended Option Agreement”) to allow the Company to deliver only Company shares of common stock in exchange for the Fomalhaut Interest upon the exercise by Fomalhaut of the Option Agreement and (ii) Fomalhaut exercised its option to sell the Fomalhaut Interest to the Company in exchange for 628,500 restricted common shares of the Company at $1.73 per share. The fair market value of the Fomalhaut Interest was based on a 3rd party valuation which concluded that the fair market value of GLI is $3,164,000. Therefore, the Fomalhaut Interest would be deemed to be worth $1,087,305.

The foregoing description of the Red Rock Agremeent and the Amended Option Agreement is not purported to be complete and is qualified in it entirety by reference to the complete text of the Red Rock Agreement and the Amended Option Agreement which the Company will file as an exhibit to its next Quarterly Report on Form 10-Q to the extent required.

Item 1.02	Termination of a Material Definitive Agreement

Effective on May 17, 2019, the Company has terminated its agreement with Zhongjinhuifu Resources CO., LTD, a Hong Kong registered company, and a wholly owned subsidiary of Big Thumb Company, Co., Ltd. The Company announced in October of 2018 it had entered into a financial advisory service agreement whereby Ideanomics would advise and lead Zhonjinhuifu on its planned capital raise over the next two years. After suffient due diligence both parties have agreed to terminate this agreement pursuant to an agreement (the “Termination Agreement”) with no post termination obligations of either party.

The foregoing description of the Termination Agremeent is not purported to be complete and is qualified in it entirety by reference to the complete text of the Termination Agreement which the Company will file as an exhibit to its next Quarterly Report on Form 10-Q to the extent required.

Item 3.02.	Unregistered Sales of Equity Securities.

The information pertaining to the sale of shares of the Common Stock discussed in Item 1.01 of this Form 8-K is incorporated herein by reference in its entirety.

The Company issued the shares of its Common Stock in reliance on exemptions from registration provided by Section 4(a)(2) of the Securities Act, Rule 506 of Regulation D promulgated thereunder and/or Regulation S under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ideanomics, Inc.

Date: May 23, 2019	By:	/s/ Alfred Poor
Alfred Poor
Chief Executive Officer